Exhibit 21



              Sealright Co., Inc. and Subsidiaries
                   Subsidiaries of Registrant



                                                  State/Country of
Name                                              Incorporation
Sealright Co., Inc.                               Delaware
Sealright Manufacturing - West, Inc.              Missouri
Sealright Manufacturing - East, Inc.              Ohio
Sealright Manufacturing - Fulton, Inc.            New York
Sealright Packaging Company                       Kansas
Venture Packaging, Inc.                           North Carolina
Sealright FSC, Inc.                               Barbados
Sealright Packaging Company of                    Australia
    Australia Pty. Ltd.